Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

HARDEN TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(a)	2,875,000	$7.00	$20,125,000	(2)	$110.20 per $1,000,000		$2,218
Fees to Be Paid	Equity	Warrants to purchase Ordinary Shares	457(i)	143,750	—	—		—		—	(4)
Fees to Be Paid	Equity	Ordinary Shares	457(a)	143,750	$8.75	$1,257,813	(3)	$110.20 per $1,000,000		$139
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$21,382,813			$
	Total Fees Previously Paid									$--
	Total Fee Offsets									--
	Net Fee Due									$2,357

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Includes 375,000 Ordinary Shares which the underwriters have the option to purchase to cover over-allotments.

(3)	Includes up to 143,750 Ordinary Shares issuable upon the exercise of warrants to purchase ordinary shares.

(4)	In accordance with Rule 457(i), the entire registration fee for the warrants is allocated to the Ordinary Shares underlying the warrants, and no separate fee is payable for the warrants.